Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212571 September 26, 2016 Barclays Bank PLC Trigger Autocallable Contingent Yield Notes

Linked to the SPDR® S&P® Bank ETF due on or about September 28, 2018

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the SPDR® S&P® Bank ETF (the “Underlying”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the closing price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter. The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (quarterly, beginning on March 29, 2017) is greater than or equal to the closing price of the Underlying on the Trade Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the closing price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Downside Threshold (which is set equal to the Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Price to the Final Underlying Price, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-4 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑  Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon each quarter if the closing price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter.

❑  Automatic Call: The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (quarterly, beginning on March 29, 2017) is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	September 28, 2016
	Settlement Date:	September 30, 2016
	Observation Dates[2]:	Quarterly, commencing December 28, 2016 (callable beginning March 29, 2017)
	Final Valuation Date[2]:	September 24, 2018
	Maturity Date[2]:	September 28, 2018

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.

[2] Subject to postponement. See “Indicative Terms” on page FWP-6 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-9 OF THIS FREE WRITING PROSPECTUS AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE FWP-4 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the SPDR® S&P® Bank ETF. The Contingent Coupon Rate, Initial Underlying Price, Coupon Barrier and Downside Threshold will be set on the Trade Date. The Initial Underlying Price will be the closing price of the Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
SPDR® S&P® Bank ETF (KBE)	8.00% to 10.00% per annum	$•	80.00% of the Initial Underlying Price	80.00% of the Initial Underlying Price	06745B268 / US06745B2685

* Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.15	$9.85
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.450 and $9.742 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Contingent Coupon Rate set forth in this free writing prospectus. We determined the size of the range for the Contingent Coupon Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-9 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦   You believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦   You believe the Final Underlying Price is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦   You understand and accept that you will not participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦   You are willing and able to hold Notes that will be called on the earliest Observation Date (quarterly, beginning on March 29, 2017) on which the closing price of the Underlying is greater than or equal to the Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Contingent Coupon Rate will be set on the Trade Date).

♦   You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You understand and are willing to accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦   You do not believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦   You believe the Final Underlying Price is likely to be less than the Downside Threshold, which could result in a total loss of your initial investment.

♦   You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

♦   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦   You are unable or unwilling to hold Notes that will be called on the earliest Observation Date (quarterly, beginning on March 29, 2017) on which the closing price of the Underlying is greater than or equal to the Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You would be unwilling to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Contingent Coupon Rate will be set on the Trade Date).

♦   You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦   You do not understand or are not willing to accept the risks associated with the Underlying.

♦   You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-9 of this free writing prospectus and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “SPDR® S&P® Bank ETF” below.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2,3,4]:	Approximately two years, unless called earlier
Reference Asset[3]:	SPDR® S&P® Bank ETF (Bloomberg ticker symbol “KBE”) (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (quarterly, beginning on March 29, 2017) is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2,4]:	The first Observation Date will occur on or about December 28, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, September 24, 2018, is the “Final Valuation Date.”
Call Settlement Dates[4]:	The Coupon Payment Date immediately following the applicable Observation Date, which will be two (2) business days following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

If the closing price of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	80.00% of the Initial Underlying Price (rounded to two decimal places)
Coupon Payment Dates[4]:	Two (2) business days following the applicable Observation Date; provided that the final Coupon Payment Date will be the Maturity Date
Contingent Coupon Rate:	The Contingent Coupon Rate is between 8.00% and 10.00% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to between $0.20 and $0.25 per Note and will be payable only for each Observation Date on which the closing price of the Underlying is greater than or equal to the Coupon Barrier. The actual Contingent Coupon amount will be based on the Contingent Coupon Rate as set on the Trade Date.
Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Downside Threshold[3]:	80.00% of the Initial Underlying Price (rounded to two decimal places)
Initial Underlying Price[3]:	The closing price of the Underlying on the Trade Date
Final Underlying Price[3]:	The closing price of the Underlying on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	If the shares of the Underlying are de-listed or if the Underlying is liquidated or otherwise terminated, the Calculation Agent may select a successor underlying or, if no successor underlying is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Underlying, the Calculation Agent may adjust any variable, included but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Downside Threshold and closing price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

[4]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day or if a market disruption event occurs on that Observation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if the relevant Observation Date is postponed or if that day is not a business day as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

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Investment Timeline

Trade Date:	The closing price of the Underlying (the Initial Underlying Price) is observed and the Contingent Coupon Rate, the Coupon Barrier and Downside Threshold are set.

Quarterly (callable beginning March 29, 2017):

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the closing price of the Underlying is less than the Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the closing price of the Underlying on any Observation Date (quarterly, beginning on March 29, 2017) is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

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Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/ Call Settlement Dates
December 28, 2016*	December 30, 2016
March 29, 2017	March 31, 2017
June 28, 2017	June 30, 2017
September 27, 2017	September 29, 2017
December 27, 2017	December 29, 2017
March 27, 2018	March 29, 2018
June 27, 2018	June 29, 2018
September 24, 2018	September 28, 2018
*The Notes are NOT automatically callable until the second Observation Date, which is March 29, 2017. Thus, the first Call Settlement Date will be on or about March 31, 2017.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined under “SPDR® S&P® Bank ETF” below). These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, you will be exposed to the full decline in the Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the closing price of the Underlying on an Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the closing price of the Underlying has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Underlying even though you will not participate in any of the Underlying’s appreciation. If the Notes remain outstanding following any Observation Date, that means the Underlying has closed below the Initial Underlying Price on each prior Observation Date. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to increase to or above the Initial Underlying Price on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

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♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. For instance, as a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have. Further, you will not participate in any appreciation of the Underlying, which could be significant even though you may be exposed to any decline of the Underlying at maturity.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the price of the Underlying will not close below the Downside Threshold on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. You should be willing to accept the downside risks associated with equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

♦	Certain features of the Underlying will impact the value of the Notes — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying to which your Notes are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

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♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Underlying invested only in conventional securities.

♦	The securities held by the Underlying are concentrated in the banking sector — Each of the securities held by the Underlying has been issued by a company whose business is associated with the banking sector. Because the value of the Notes is determined by the performance of the Underlying, an investment in these Notes will be concentrated in this industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to Notes of a more broadly diversified group of issuers. The performance of companies in the banking sector may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Banks may also be subject to severe price competition. The regional banking industry is highly competitive and failure to maintain or increase market share may result in lost market share.

♦	The Underlying may underperform the Underlying Index — The performance of the Underlying may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to differences in trading hours between the Underlying and the Underlying Index or due to other circumstances. During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Notes are linked to the performance of the Underlying and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Notes — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the calculation agent determines that no successor fund is available, to accelerate the Maturity Date of the Notes. If the Notes are accelerated, investors will not receive any further Contingent Coupon payments. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Notes;

♦	the market price and dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-16 of this free writing prospectus.

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Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the closing price of the Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Principal Amount:	$10.00
Term:	Approximately two years (unless called earlier)
Hypothetical Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter) (the bottom of the range of 8.00% to 10.00% per annum)
Hypothetical Contingent Coupon:	$0.20 per quarter
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Coupon Barrier:	$80.00, which is 80.00% of the hypothetical Initial Underlying Price
Hypothetical Downside Threshold:	$80.00, which is 80.00% of the hypothetical Initial Underlying Price
Observation Dates:	Observation Dates will occur quarterly as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this free writing prospectus. The Notes will be automatically callable beginning on the second Observation Date.

_________________________________

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Underlying Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Contingent Coupon Rate per annum, Initial Underlying Price, Coupon Barrier and Downside Threshold will be set on the Trade Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing price of the Underlying on that Observation Date is less than the Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in the Underlying or the securities held by the Underlying in certain scenarios. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$105.00	Closing price of Underlying at or above Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	$110.00	Closing price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.20 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.20 ($10.00 + $0.20)
	Prior Contingent Coupons:	$0.20 ($0.20 × 1)
	Total:	$10.40
	Total Return:	4.00%

Because the closing price of the Underlying is greater than or equal to the Initial Underlying Price on the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.20 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.20 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.40 per Note for a 4.00% total return on the Notes.

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Example 2 — Notes Are NOT Automatically Called and the Final Underlying Price Is At or Above the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Observation Date	$55.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Observation Dates	Various (below Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Observation Date (the Final Valuation Date)	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Final Underlying Price at or above Downside Threshold and Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $0.20 on Maturity Date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.20 ($10.00 + $0.20)
	Prior Contingent Coupons:	$0.20 ($0.20 × 1)
	Total:	$10.40
	Total Return:	4.00%

Because the closing price of the Underlying was less than the Initial Underlying Price on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Price is greater than or equal to the Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.20 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.20 on the first Coupon Payment Date. However, because the closing price of the Underlying was less than the Coupon Barrier on the second Observation Date, the third Observation Date and the fourth through seventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.40 per Note for a 4.00% total return on the Notes.

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Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price Is Below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	$65.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Observation Dates	Various (below Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Observation Date (the Final Valuation Date)	$45.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called. Closing price of Underlying below Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a loss proportionate to the decline of the Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing price of the Underlying is less than the Initial Underlying Price on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Price is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the Underlying is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

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What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

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SPDR® S&P® Bank ETF

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P® Bank ETF (referred to in this section as the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSgA FM”). The Fund is an investment portfolio maintained and managed by SSgA FM. SSgA FM is the investment adviser to the Fund. The Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “KBE.” The inception date of the Fund was November 8, 2005.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSgA FM or the Fund, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSgA FM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective

The Fund seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Banks Select Industry Index ( the “Underlying Index”). The Underlying Index is a modified equal-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P® Total Market Index (the “S&P TM Index”): asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance. The S&P TM Index is a benchmark that measures the performance of the U.S. equity market. For more information about the Underlying Index, please see “— The S&P® Banks Select Industry Index” below.

Investment Strategy — Sampling

In seeking to track the performance of the Underlying Index, the Fund employs a “sampling” strategy, which means that the Fund is not required to purchase all of the securities represented in the Underlying Index. Instead, the Fund may purchase a subset of the securities in the Underlying Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Underlying Index. The quantity of holdings in the Fund will be based on a number of factors, including asset size of the Fund. Based on its analysis of these factors, SSgA FM may invest the Fund’s assets in a subset of securities in the Underlying Index or may invest the Fund’s assets in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index. Under normal market conditions, the Fund generally invests substantially all, but at least 80%, of its total assets in the securities included in the Underlying Index. In addition, the Fund may invest in equity securities that are not included in the Underlying Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation

The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The Fund seeks to track the performance of the Underlying Index as closely as possible (i.e., achieve a high degree of correlation with the Underlying Index). However, the performance of the Fund and the Underlying Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the SPDR® Series Trust nor SSgA FM makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither the SPDR® Series Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The S&P® Banks Select Industry Index

We have derived all information contained in this free writing prospectus regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, the sponsor of the S&P TM Index. S&P Dow Jones Indices LLC has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the S&P TM Index at any time.

On July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC owns the S&P Indices business and the Dow Jones Indexes business, including the Underlying Index.

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General

The Underlying Index is a modified equal-weighted index that is designed to measure the performance of the following sub-industry groups of the S&P TM Index: asset management & custody banks, diversified banks, regional banks, other diversified financial services and thrifts & mortgage finance. The S&P TM Index is a benchmark that measures the performance of the U.S. equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TM Index. The Underlying Index is one of the 25 S&P Select Industry Indices (collectively, the “Select Industry Indices” and each, a “Select Industry Index”), each designed to measure the performance of a sub-industry or group of sub-industries based on the Global Industry Classification Standards (“GICS”). The Underlying Index includes financial institutions such as commercial banks whose businesses are derived primarily from commercial lending operations, companies primarily engaged in investment management and/or related custody and securities fee-based services, companies providing mortgage and mortgage related services and other financial institutions providing a diverse range of financial services. Each of the companies in the Underlying Index is a constituent company within the relevant sub-industries of the S&P TM Index.

Index Eligibility

For purposes of membership in the Select Industry Indices, S&P Dow Jones Indices LLC applies the inclusion and exclusion criteria separately. Membership is based on a company’s GICS classification, as well as liquidity and market cap requirements.

Index Inclusion Criteria

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry (i.e. homebuilding) and must satisfy one of the two following combined size and liquidity criteria:

1.	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

2.	float-adjusted market capitalization above US$400 million and FALR above 150%.

A number of companies in the S&P TM Index are represented by multiple share class lines. To determine eligibility for the Select Industry Indices, the float-adjusted market capitalization of each share class line of multiple class companies is combined to arrive at a company float-adjusted market capitalization figure. The liquidity of each individual share class line is evaluated independently based on the float-adjusted market capitalization of that individual line. If an individual share class line of a multiple share class company does not meet the liquidity criteria, the remaining share class line has its float-adjusted market capitalization reevaluated independently to ensure that it continues to meet the size criteria on its own.

All companies satisfying the above requirements are included in the applicable Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 companies in a Select Industry Index, companies from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 companies. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Index Exclusion Criteria

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50%.

Eligibility Factors

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized

Takeover Restrictions. At the discretion of S&P Dow Jones Indices LLC, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P Dow Jones Indices LLC believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry

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Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries set forth above.

Index Construction and Calculations

The Select Industry Indices are equal-weighted, with adjustments to individual constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

where N is the number of stocks in the index, Pi the price of stock i, IWFi is the float factor of stock i, and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which makes all index constituents modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / N × FloatAdjustedMarketValuei,t

where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares).

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value) before rebalance = (Index Value) after rebalance

Therefore,

(Divisor) after rebalance = (Index Market Value) after rebalance / (Index Value) before rebalance

Constituent Weightings

At each quarterly rebalancing, companies are initially equally-weighted using closing prices as of the second Friday of the last month of the quarter as the reference price. For those companies with multiple share class lines in an index, the weight assigned to each share class line is proportional to its float-adjusted market capitalization as of the rebalance reference date. Adjustments are then made to ensure that there are no individual constituents whose weight in the applicable Select Industry Index is more than can be traded in a single day for a US$ 500 million portfolio.

S&P Dow Jones Indices LLC calculates a maximum basket liquidity weight for each constituent in the applicable Select Industry Index using the ratio of its three-month average daily value traded to US$ 500 million. Each constituent’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater that 4.5%. This step of the iterative weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones Indices LLC will make no further adjustments.

Index Maintenance

The membership to the Select Industry Indices is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Timing of Changes

Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each company deletion is accompanied with a company addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index company. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of

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spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a company deletion causes the number of companies in the relevant index to fall below 22, each company deletion is accompanied with a corresponding company addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Adjustments

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Constituent Deletion	If the constituent is a member of a Select Industry Index, it is dropped.	Yes
Constituent Addition

Only in cases where the deletion causes the company count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped company.

If a stock is removed from a Select Industry Index at a price of $0.00, the stock’s replacement will be added to the applicable Select Industry Index at the weight using the previous day's closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

No, except in the case of stocks removed at $0.00
GICS Change	None. If, after the GICS change, a company no longer qualifies to belong to a Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Spin-Off	In general, both the parent company and spun-off companies will remain in the applicable Select Industry Index until the next index rebalancing, regardless of whether they conform to the theme of the applicable Select Industry Index. When there is no market-determined price available for the spin, the spin is added to the applicable Select Industry Index at zero price at the close of the day before the ex-date.	No
Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). The index shares change so that the company’s weight remains the same as its weight before the spin-off.	No
Stock Dividend, Stock Split or Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No
Share Issuance or Share Repurchase	None	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

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Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying, based on daily closing prices of the Underlying. The closing price of the Underlying on September 23, 2016 was $33.45. The actual Initial Underlying Price will be the closing price of the Underlying on the Trade Date.

We obtained the closing prices below from Bloomberg Professional® service,without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance.Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	$27.62	$25.30	$25.82
4/1/2011	6/30/2011	$26.43	$22.99	$23.99
7/1/2011	9/30/2011	$24.44	$17.09	$17.54
10/3/2011	12/30/2011	$20.49	$16.73	$19.83
1/3/2012	3/30/2012	$24.44	$20.29	$23.85
4/2/2012	6/29/2012	$24.10	$20.25	$22.04
7/2/2012	9/28/2012	$24.63	$21.12	$23.48
10/1/2012	12/31/2012	$24.40	$22.29	$23.83
1/2/2013	3/28/2013	$27.23	$24.57	$26.93
4/1/2013	6/28/2013	$28.84	$25.46	$28.72
7/1/2013	9/30/2013	$31.98	$29.10	$30.03
10/1/2013	12/31/2013	$33.18	$29.54	$33.17
1/2/2014	3/31/2014	$34.67	$30.78	$34.04
4/1/2014	6/30/2014	$34.50	$31.03	$33.42
7/1/2014	9/30/2014	$33.87	$31.24	$31.91
10/1/2014	12/31/2014	$33.92	$30.05	$33.55
1/2/2015	3/31/2015	$34.15	$29.99	$33.51
4/1/2015	6/30/2015	$37.20	$33.44	$36.26
7/1/2015	9/30/2015	$37.06	$31.61	$33.24
10/1/2015	12/31/2015	$36.59	$32.93	$33.82
1/4/2016	3/31/2016	$33.05	$26.52	$30.37
4/1/2016	6/30/2016	$33.64	$28.19	$30.48
7/1/2016	9/23/2016*	$34.23	$29.27	$33.45

*       Information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through September 23, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

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The following graph sets forth the historical performance of the Underlying from January 2, 2008 through September 23, 2016, based on the daily closing prices of the Underlying. The dotted line represents a hypothetical Coupon Barrier and Downside Threshold of $26.76, which is equal to 80.00% of the closing price of the Underlying on September 23, 2016. The actual Coupon Barrier and Downside Threshold will be based on the closing price of the Underlying on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

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